Exhibit 99.1
Global Water Resources Reports Second Quarter 2026 Results

PHOENIX, AZ – August 12, 2026 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the three and six months ended June 30, 2026. Unless otherwise noted, all comparisons are to the corresponding period in the prior year. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q2 2026 Financial Highlights
•Total revenue increased $3.5 million or 24.8% year-over-year (YoY) to $17.8 million. The increase was primarily due to the recognition of $2.1 million in unregulated revenue related to infrastructure coordination and financing agreements (ICFA), the acquisition of seven water systems from Tucson Water in July 2025, organic connection growth, increased consumption and higher rates.
•Regulated revenue increased $1.4 million or 9.9% to $15.7 million YoY, primarily due to the acquisition of seven water systems from Tucson Water in July 2025, organic connection growth, increased consumption and higher rates.
•Net income increased $1.1 million to $2.7 million or $0.10 per diluted share, as compared to net income of $1.6 million or $0.06 per diluted share in the second quarter of 2025. The increase primarily reflects the company’s ICFA revenue recognized, the acquisition of seven water systems from Tucson Water in July 2025, and organic growth, partially offset by increased depreciation expense and net interest expense resulting from the company’s 2025 rate base investments.
•Adjusted EBITDA, a non-GAAP measure, increased $1.0 million YoY to $7.9 million in the second quarter of 2026 (see definition of adjusted EBITDA, and its reconciliation to GAAP, below).
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
Q2 2026 Operational Highlights
•Total active service connections at June 30, 2026 increased 5.8% YoY to 69,429.
•Annualized active service connection growth rate, excluding the acquisition of seven water systems from Tucson Water, was 2.6%.
•Water consumption increased 6.1% YoY to 1.2 billion gallons.
•Invested $6.6 million in Q2 2026 in infrastructure projects to support existing utilities and continued growth.
•On April 28, 2026, the company filed a settlement agreement with the Arizona Corporation Commission (ACC) detailing the terms upon which the parties have agreed, subject to ACC approval, to bifurcate and settle the rate cases for Global Water – Santa Cruz Water Company, Inc. (GW-Santa Cruz) and Global Water – Palo Verde Utilities Company, Inc. (GW-Palo Verde). Among other things, the parties have agreed to:
◦an increase in GW-Santa Cruz’s annual revenue requirement of approximately $2.3 million,
◦a requested effective date of the new rates for GW-Santa Cruz of November 1, 2026; and,
◦the withdrawal of the GW-Palo Verde rate case, to be refiled in 2027 using a 2026 test year without seeking formula rates.
•In consideration of the settlement agreement, GW-Palo Verde committed to seek an increase to the amount of the temporary bill credit for its customers of approximately $0.4 million annually until resolution of the next GW-Palo Verde rate case. The increase to the temporary bill credit is anticipated to coincide with the new rates described above for GW-Santa Cruz going into effect.

•Filed Designation of Assured Water Supply applications to expand assured water supply and support long-term growth in GW-Santa Cruz and GW-Ocotillo service areas.
•Secured an extension of the company’s $20 million revolving line of credit to May 18, 2028.
Subsequent Events
•On July 9, 2026, GW-Palo Verde filed a motion to withdraw its rate application in accordance with the settlement agreement. The motion was granted on July 29, 2026.
•On August 3, 2026, hearings concluded on the GW-Santa Cruz rate case, and the case, including the settlement agreement, is under advisement with the ALJ.
Management Commentary
“In Q2, we generated strong year-over-year growth,” commented Global Water Resources President and CEO, Ron Fleming. “The 9.9% increase in regulated revenue was primarily driven by the Tucson acquisition, the 2.7% organic active connections growth and higher water consumption in a rapidly expanding metropolitan region.
“Revenue also benefited from higher rates at GW-Farmers following a successful general rate case in Southern Arizona. We expect the additional revenue to help fund current and future customer needs, including high-quality water infrastructure and improved service for the communities we serve.
“As previously reported, we completed several significant 2025 capital investments to support growth and enhance long-term system reliability. These included recommissioning our Southwest Plant water reclamation facility, capital improvements to stay ahead of community growth, and the acquisition of seven water systems from the City of Tucson. While these projects increased depreciation as assets entered service, they expanded and strengthened our infrastructure, improved customer service capacity, and support long-term shareholder value.
“Importantly, second quarter general and administrative expense was slightly lower year-over-year, reflecting continued cost discipline. Depreciation, amortization and accretion increased primarily from assets placed in service following our 2025 capital improvement plan and related investments. Although these non-cash expenses can affect near-term net income and earnings per share, they reflect capital deployed into infrastructure that supports growth, service quality, and customer and community needs. Appropriate rate relief remains important to recovering these investments and addressing inflationary pressures across our utilities.
“In May, we filed testimony supporting a settlement to bifurcate rate cases for GW-Santa Cruz and GW-Palo Verde, our largest water and wastewater utilities. The regulatory hearing has concluded, our legal brief is complete, and we are awaiting the administrative law judge’s recommended opinion and order for commissioner review and vote. As a reminder, the settlement proposes a net $1.9 million rate increase. A final decision is expected in the fourth quarter with new rates for GW-Santa Cruz requested to be effective November 1, 2026.
“Regarding GW-Palo Verde, we filed a motion to withdraw our rate review application. The motion was granted, and we intend to refile in 2027 using a 2026 test year. A growing rate base from prudent infrastructure investments is expected to support future rate case filings and appropriate rate increases, helping drive revenue growth and fund current and future customer needs.
“During the quarter, we continued to invest prudently in core service areas where we can deploy our Total Water Management model, including required maintenance capital and new water and wastewater treatment and delivery facilities. For example, our Hassayampa utility commissioned a new 60,000-gallon-per-day water reclamation facility serving a planning and service area in western Maricopa County, Arizona, within Phoenix’s growth corridors.
“Looking ahead, we expect continued organic connection growth driven by Arizona’s strong economic outlook. On July 16, 2026, TSMC announced an additional $100 billion investment for U.S. semiconductor manufacturing, bringing TSMC’s total planned Arizona investment to a record $265 billion. The funding will support four additional advanced chip manufacturing and packaging facilities in Arizona, totaling 12 U.S. sites, and is expected to create tens of thousands of jobs across the state, including Metro Phoenix and Tucson.
“Beyond manufacturing, we believe Arizona’s broader economy is positioned to accelerate in 2026, supported by population and job growth. Arizona’s Office of Economic Opportunity projects employment will increase by 454,000 jobs through 2034, an annual growth rate of 1.2%, or four times the national average of 0.3%.
“We are also pleased that the State Route 347 Improvement Project began in June. The project will widen the 14-mile corridor by adding one lane in each direction and upgrading bridges and intersections to ease congestion. We expect it to support residential and commercial development and increase demand for water, wastewater and recycled water services in the City of Maricopa and western Pinal County.

“As part of our long-term regulatory planning, we expect to pursue future rate review filings over the next few years. As previously mentioned, we intend to start with GW-Palo Verde, followed by a rate review for, and consolidation of, our Pima County utilities, including GW-Saguaro, GW-Ocotillo, and GW-Farmers. These cases are expected to use a 2026 test year, which we intend to file in the first half of 2027. Finally, we are planning a GW-Santa Cruz rate review filing in the first half of 2028 using a 2027 test year. For the remainder of 2026 and beyond, we plan to continue to make prudent infrastructure investments across all our utilities as we build a strong regulatory record to support appropriate recovery of these investments.”
Financial Summary for the Three Months Ended June 30, 2026 and 2025
Revenue

	Three Months Ended		Favorable (Unfavorable)
	June 30,		2026 vs. 2025
(in thousands)	2026	2025		%
Water service	$8,404	$7,368	$1,036	14.1%
Wastewater and recycled water service	7,252	6,873	379	5.5%
Total regulated revenue	15,656	14,241	1,415	9.9%
Unregulated revenue	2,111	—	2,111	N/M
Total revenue	$17,767	$14,241	$3,526	24.8%
N/M denotes a change not considered meaningful due to immaterial prior year value
The increase in regulated revenue for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 was primarily attributable to:
•The acquisition of the seven water systems from the City of Tucson in July 2025.
•Organic growth in active water and wastewater connections.
•Increased water consumption, predominantly driven by growth in active connections and higher usage largely as a result of higher temperatures and drier weather during the current year period.
•Higher rates for GW-Farmers resulting from the GW-Farmers general rate case, effective November 1, 2025 and May 1, 2026.
The increase in unregulated revenue for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 was related to ICFA revenue recorded in connection with the commissioning of a new wastewater reclamation facility in GW-Hassayampa’s service territory in June 2026.

Operating Expenses

	Three Months Ended		Favorable (Unfavorable)
	June 30,		2026 vs. 2025
(in thousands)	2026	2025	$	%
Personnel costs - operations and maintenance	$1,538	$1,356	$(182)	(13.4)%
Utilities, chemicals and repairs	1,388	1,183	(205)	(17.3)%
Other operations and maintenance expenses	1,629	1,378	(251)	(18.2)%
Total operations and maintenance expense	4,555	3,917	(638)	(16.3)%
Personnel costs - general and administrative	2,054	2,236	182	8.1%
Professional fees	355	441	86	19.5%
Other general and administrative expenses	1,896	1,710	(186)	(10.9)%
Total general and administrative expense	4,305	4,387	82	1.9%
Depreciation, amortization and accretion	4,401	3,317	(1,084)	(32.7)%
Total operating expenses	$13,261	$11,621	$(1,640)	(14.1)%
Operations and Maintenance
•Higher personnel costs were primarily attributable to rising medical costs.
•Higher utilities, chemicals and repairs were primarily the result of increased purchased power driven by increased consumption and additional processing equipment in operation as a result of our 2025 capital improvement plan. Increased consumption also resulted in increased expenditures for chemicals and supplies.
•The increase in other operations and maintenance expenses was primarily driven by a $0.1 million loss on the disposal of utility plant and expenses related to wastewater disposal prior to the start-up of the GW-Hassayampa wastewater reclamation facility in June 2026 and $0.1 million in new operating costs for the seven water systems acquired from the City of Tucson in July 2025.
General and Administrative
•Lower personnel costs were primarily driven by decreased hiring and moving expenses and lower salaries and wages, partially offset by increased medical costs.
•The decrease in professional fees was largely attributable to higher legal fees in the prior year period associated with the Nikola bankruptcy and the acquisition of the seven water systems from the City of Tucson in July 2025.
•The increase in other general and administrative expenses was primarily attributable to:
◦Increased rent expense related to the renewal of our corporate office lease in August 2025.
◦Higher general liability insurance costs.
Depreciation, Amortization and Accretion
The increase for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 was substantially attributable to an 18.8% increase in depreciable fixed assets as a result of our 2025 capital improvement plan, which resulted in a significant number of assets placed in service in the fourth quarter of 2025.
Total Other Expense
The increase of $0.4 million in other expense to $0.8 million for the three months ended June 30, 2026 as compared to $0.4 million for the three months ended June 30, 2025 was substantially attributable to:
•An increase in interest expense of $0.2 million primarily due to a term loan entered into in December 2025 to support our 2025 capital improvement plan and increased borrowings under the Revolver in the current year period.
•A decrease in interest income of $0.2 million as a result of carrying lower average cash balances.

Net Income
Net income increased $1.1 million or 70.4% to $2.7 million or $0.10 per diluted share in the second quarter of 2026, compared to net income of $1.6 million or $0.06 per diluted share in the second quarter of 2025. The increase primarily reflects the company’s ICFA revenue recognized, the acquisition of seven water systems from Tucson Water in July 2025, and organic growth, partially offset by increased depreciation expense and net interest expense, resulting from the company’s 2025 rate base investments.
Adjusted EBITDA
Adjusted EBITDA increased $1.0 million or 14.6% to $7.9 million in the second quarter of 2026, compared to $6.9 million in the same period in 2025. The increase was primarily the result of regulated revenue growth.
Adjusted Net Income
Adjusted net income, a non-GAAP measure, was $1.3 million in the second quarter of 2026, compared to $1.6 million in the same period in 2025. The decrease is primarily the result of higher depreciation, amortization and accretion expense, partially offset by an increase in regulated revenue.
Financial Summary for the Six Months Ended June 30, 2026 and 2025
Revenue

	Six Months Ended		Favorable (Unfavorable)
	June 30,		2026 vs. 2025
(in thousands)	2026	2025		%
Water service	$15,010	$13,348	$1,662	12.4%
Wastewater and recycled water service	13,932	13,350	582	4.4%
Total regulated revenue	28,942	26,698	2,244	8.4%
Unregulated revenue	2,111	—	2,111	N/M
Total revenue	$31,053	$26,698	$4,355	16.3%
N/M denotes a change not considered meaningful due to immaterial prior year value
The increase in regulated revenue for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025 was primarily attributable to:
•The acquisition of the seven water systems from the City of Tucson in July 2025.
•Organic growth in active water and wastewater connections.
•Increased water consumption, predominantly driven by growth in active connections and higher usage largely as a result of higher temperatures and drier weather during the current year period.
•Higher rates for GW-Farmers resulting from the GW-Farmers general rate case, effective November 1, 2025 and May 1, 2026.
The increase in unregulated revenue for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025 was related to ICFA revenue recorded in connection with the commissioning of a new wastewater reclamation facility in GW-Hassayampa’s service territory in June 2026.

Operating Expenses

	Six Months Ended		Favorable (Unfavorable)
	June 30,		2026 vs. 2025
(in thousands)	2026	2025	$	%
Personnel costs - operations and maintenance	$3,021	$2,696	$(325)	(12.1)%
Utilities, chemicals and repairs	2,560	2,215	(345)	(15.6)%
Other operations and maintenance expenses	3,158	2,693	(465)	(17.3)%
Total operations and maintenance expense	8,739	7,604	(1,135)	(14.9)%
Personnel costs - general and administrative	4,411	4,431	20	0.5%
Professional fees	744	908	164	18.1%
Other general and administrative expenses	3,602	3,235	(367)	(11.3)%
Total general and administrative expense	8,757	8,574	(183)	(2.1)%
Depreciation, amortization and accretion	8,662	6,645	(2,017)	(30.4)%
Total operating expenses	$26,158	$22,823	$(3,335)	(14.6)%
Operations and Maintenance
•Higher personnel costs were primarily attributable to rising medical costs.
•Higher utilities, chemicals and repairs were primarily the result of increased purchased power driven by increased consumption and additional processing equipment in operation as a result of our 2025 capital improvement plan. Increased consumption also resulted in increased expenditures for chemicals and supplies.
•The increase in other operations and maintenance expenses was primarily driven by a $0.1 million loss on the disposal of utility plant and expenses related to wastewater disposal prior to the start-up of the GW-Hassayampa wastewater reclamation facility in June 2026 and $0.1 million in new operating costs for the seven water system acquired from the City of Tucson in July 2025.
General and Administrative
•Lower professional fees were substantially the result of higher legal fees in the prior year period associated with the Nikola bankruptcy and the acquisition of the seven water systems from the City of Tucson.
•The increase in other general and administrative expenses was primarily attributable to:
◦Increased contract service costs primarily associated with increased IT expenses.
◦Increased rent expense related to the renewal of our corporate office lease in August 2025.
◦Higher general liability insurance costs.
Depreciation, Amortization and Accretion
The increase for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025 was substantially attributable to an 18.8% increase in depreciable fixed assets as a result of our 2025 capital improvement plan, which resulted in a significant number of assets placed in service in the fourth quarter of 2025. In addition, amortization of intangible assets increased in the first quarter of 2026 in connection with ICFA payments received.
Total Other Expense
The increase of $0.7 million in total other expense to $1.6 million for the six months ended June 30, 2026 as compared to $0.9 million for the six months ended June 30, 2025 was substantially attributable to:
•An increase in interest expense of $0.4 million primarily due to a term loan entered into in December 2025 to support our 2025 capital improvement plan and increased borrowings under the Revolver in the current year period.
•A decrease in interest income of $0.2 million as a result of carrying lower average cash balances.
•A decrease in income associated with Buckeye growth premiums of $0.1 million that resulted from fewer new meter connections in the area.

Net Income
Net income increased $0.2 million or 8.1% to $2.4 million or $0.08 per diluted share in the six months ended June 30, 2026, compared to net income of $2.2 million or $0.08 per diluted share in the six months ended June 30, 2025. The primary drivers include ICFA revenue recognition, the acquisition of seven water systems from Tucson Water in July 2025, and organic growth partially offset by increased depreciation expense and net interest expense as a result of the company’s 2025 capital improvement plan.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP measure, increased $0.9 million or 7.6% to $13.5 million for the six months ended June 30, 2026, compared to $12.6 million in the same period in 2025. The increase is primarily attributable to higher regulated revenue, partially offset by increases in operations and maintenance expenses.
Adjusted Net Income
Adjusted net income, a non-GAAP measure, was $0.9 million for the six months ended June 30, 2026, compared to $2.2 million in the same period in 2025. The decrease is primarily the result of higher depreciation, amortization and accretion expense, partially offset by an increase in regulated revenue.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on August 31, 2026, to holders of record at the close of business on August 17, 2026.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of June 30, 2026, active service connections increased by 3,790 or 5.8% to 69,429 compared to 65,639 at June 30, 2025. The increase in active service connections was primarily due to new connections associated with the seven acquired water systems from Tucson Water and organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continues to experience organic growth exhibited through its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 2.7% as of June 30, 2026. According to the 2025 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.2 million, an increase of 7.9% over the 4.8 million people reported in the 2020 Census. Growth in the Phoenix MSA continues as a result of its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Arizona Office of Economic Opportunity predicts that the Phoenix metropolitan area will have a population of 5.7 million people by 2030 and 6.3 million by 2040.
The company’s organic growth continues to be primarily influenced by the comparatively lower cost of housing in the City of Maricopa relative to other areas within the Phoenix MSA. As of June 2026, the median home sales price in the City of Maricopa was 25% lower than in the City of Phoenix. In addition, construction on the State Route 347 Improvement Project began in June 2026, with completion scheduled for 2029. The project represents a transformative investment in regional infrastructure that the company believes will enhance safety, improve mobility and support the continued growth of the City of Maricopa and surrounding areas.
The company continues to monitor potential effects on its operations due to changes in the macroeconomic environment, such as the impacts of tariffs on its operational costs and construction work in progress, as well as new home construction in the company’s service areas. The company continues to expect a positive long-term outlook based on forecasted performance of job and population growth, as well as indicators of stabilizing construction in the single-family housing market in the Phoenix MSA.
While new permit activity has slowed, growth in the Phoenix MSA, particularly in the City of Maricopa, is reflected in the company’s 2.7% year-over-year organic increase in active connections. Management believes, despite fluctuations in permit projections, the company remains well-positioned to benefit from the anticipated long-term growth of the Phoenix MSA.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its second quarter of 2026 results, including a question-and-answer period.
Date: Thursday, August 13, 2026
Time: 1:00 p.m. Eastern time (10:00 a.m. local time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10208204
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 27, 2026.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10208204
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 19.9 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, amortization and accretion. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) restricted stock expense related to awards made to employees and the board of directors; (ii) disposal of assets and (iii) ICFA revenue. Adjusted net income and adjusted diluted earnings per common share reflect net income and diluted earnings per common share excluding (i) ICFA revenue; (ii) amortization related to ICFA intangible assets; (iii) disposal of assets and (iv) the tax effect of these items, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share, should not be construed as an alternative to net income, diluted earnings per common share, or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income and a reconciliation of adjusted diluted earnings per common share to diluted earnings per common share, the most comparable GAAP measures, are included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including the potential for new service connections; future financial performance; regulatory and ACC proceedings, decisions and approvals, such as the outcome, timing and other statements regarding our plans, expectations and estimates relating to our rate cases and other applications with the ACC and other regulatory bodies, including with respect to the settlement agreement for the GW-Santa Cruz and GW-Palo Verde rate cases; our plans relating to future filings of our rate cases and other regulatory applications; acquisition plans and strategies, including our ability to complete additional acquisitions, and our expectations about future benefits of our acquisitions, such as projected revenue from our acquisitions, as well as our plans relating to the integration and upgrade of acquired water systems; statements concerning Arizona’s Assured Water Supply “Ag-to-Urban” program and ADOT’s SR 347 widening project, including anticipated benefits; population and growth projections; technologies, including expected benefits from implementing such technologies; revenue; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact: Michael J. Liebman CFO and SVP Tel (480) 999-5104 mike.liebman@gwresources.com	Investor Relations: Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7450 GWRS@encore-ir.com

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share amounts)	June 30, 2026	December 31, 2025
Assets
Utility Plant	$623,595	$610,766
Less: accumulated depreciation	(177,826)	(168,915)
Net utility plant	445,769	441,851
Current Assets
Cash and cash equivalents	1,458	4,080
Accounts receivable, net of allowance for credit losses of $235 and $244, respectively	3,746	3,746
Unbilled revenue	4,128	3,409
Prepaid expenses and other current assets	2,444	3,388
Total current assets	11,776	14,623
Other Assets
Goodwill	6,512	6,512
Intangible assets, net	5,938	6,062
Regulatory assets	7,022	7,003
Restricted cash	3,419	2,755
Right-of-use assets, net	3,601	3,990
Other noncurrent assets	117	117
Total other assets	26,609	26,439
Total Assets	$484,154	$482,913
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 29,170,113 and 29,116,183 shares issued, respectively	$286	$285
Treasury stock, 374,761 and 359,329 shares, respectively	(2)	(2)
Additional paid-in capital	85,328	87,294
Retained deficit	(768)	(961)
Total shareholders’ equity	84,844	86,616
Long-term debt, net	127,828	129,756
Total Capitalization	212,672	216,372
Current Liabilities
Accounts payable	1,042	2,251
Customer and meter deposits	1,707	1,725
Long-term debt, current portion	3,947	3,942
Leases, current portion	638	850
Accrued expenses and other current liabilities	9,892	10,457
Total current liabilities	17,226	19,225
Other Liabilities
Revolver borrowings	5,800	—
Long-term lease liabilities	3,528	3,741
Deferred revenue - ICFA	21,919	22,772
Regulatory liabilities	5,178	5,214
Advances in aid of construction	155,659	155,414
Contributions in aid of construction, net	39,931	37,857
Deferred income tax liabilities, net	9,768	9,699
Hook-up fee liabilities	8,218	8,410
Other noncurrent liabilities	4,255	4,209
Total other liabilities	254,256	247,316
Total Capitalization and Liabilities	$484,154	$482,913

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Revenue
Water service	$8,404	$7,368	$15,010	$13,348
Wastewater and recycled water service	7,252	6,873	13,932	13,350
Unregulated revenue	2,111	—	2,111	—
Total revenue	17,767	14,241	31,053	26,698
Operating Expenses
Operations and maintenance	4,556	3,917	8,739	7,604
General and administrative	4,304	4,387	8,757	8,574
Depreciation, amortization and accretion	4,401	3,317	8,662	6,645
Total operating expenses	13,261	11,621	26,158	22,823
Operating Income	4,506	2,620	4,895	3,875
Other Income (Expense)
Interest income	46	216	85	315
Interest expense	(1,690)	(1,496)	(3,340)	(2,974)
Other, net	862	889	1,613	1,787
Total other expense	(782)	(391)	(1,642)	(872)
Income Before Income Taxes	3,724	2,229	3,253	3,003
Income tax expense	(977)	(617)	(872)	(800)
Net Income	$2,747	$1,612	$2,381	$2,203

Basic earnings per common share	$0.10	$0.06	$0.08	$0.08
Diluted earnings per common share	$0.10	$0.06	$0.08	$0.08
Dividends declared per common share	$0.08	$0.08	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic	28,781,145	27,463,169	28,769,816	25,925,155
Diluted	28,809,269	27,504,578	28,804,360	25,986,878

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$2,381	$2,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	8,662	6,645
Share-based compensation	412	280
Deferred income tax expense	99	53
AFUDC-Equity	(518)	(556)
Unregulated revenue	(2,111)	—
Operating lease expense	165	207
Other adjustments	247	103
Changes in assets and liabilities
Accounts receivable and other current assets	173	(1,238)
Accounts payable and other current liabilities	(704)	(261)
Other noncurrent assets	128	(77)
Other noncurrent liabilities	221	1,468
Net cash provided by operating activities	9,155	8,827
Cash Flows from Investing Activities:
Capital expenditures	(12,915)	(35,395)
Net cash used in investing activities	(12,915)	(35,395)
Cash Flows from Financing Activities:
Dividends paid	(4,374)	(3,928)
Advances and contributions in aid of construction	2,909	3,007
Refunds of advances for construction	(213)	—
Principal payments under finance lease	(230)	—
Repayments of long-term debt	(1,971)	(1,965)
Revolver borrowings	10,050	—
Revolver repayments	(4,250)	—
Issuance of common stock, net of issuance costs	—	31,042
Financing costs of debt and equity transactions	—	(259)
Other financing activities	(119)	(109)
Net cash provided by financing activities	1,802	27,788
Increase (Decrease) in cash, cash equivalents, and restricted cash	(1,958)	1,220
Cash, cash equivalents, and restricted cash — Beginning of period	6,835	11,156
Cash, cash equivalents, and restricted cash — End of period	$4,877	$12,376

Supplemental disclosure of cash flow information:

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash and cash equivalents	$1,458	$10,220
Restricted cash	3,419	2,156
Total cash, cash equivalents, and restricted cash	$4,877	$12,376

A reconciliation of net income to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net Income	$2,747	$1,612	$2,381	$2,203
Income tax expense	977	617	872	800
Interest income	(46)	(216)	(85)	(315)
Interest expense	1,690	1,496	3,340	2,974
Depreciation, amortization and accretion	4,401	3,317	8,662	6,645
EBITDA	9,769	6,826	15,170	12,307
ICFA revenue[1]	(2,111)	—	(2,111)	—
Loss on disposal of fixed assets[2]	131	—	131	—
Restricted stock expense[3]	158	109	338	271
EBITDA adjustments	(1,822)	109	(1,642)	271
Adjusted EBITDA	$7,947	$6,935	$13,528	$12,578
A reconciliation of net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Net Income	$2,747	$1,612	$2,381	$2,203
ICFA revenue[1]	(2,111)	—	(2,111)	—
Loss on disposal of fixed assets[2]	131	—	131	—
ICFA intangible amortization expense[4]	—	—	37	—
Income tax effect of items above	499	—	490	—
Adjusted Net Income	$1,266	$1,612	$928	$2,203

Diluted weighted average common shares	28,809,269	27,504,578	28,804,360	25,986,878

Diluted earnings per common share	$0.10	$0.06	$0.08	$0.08
Adjustments to diluted earnings per common share	(0.06)	—	(0.05)	—
Adjusted diluted earnings per common share	$0.04	$0.06	$0.03	$0.08
1Represents unregulated revenue related to ICFA agreements previously recorded as deferred revenue.
2Represents the disposal of certain assets that were no longer used and useful following the completion of new water treatment assets.
3Represents noncash restricted stock expense for awards made to employees and the nonemployee directors.
4Represents amortization expense of intangible assets associated with ICFA payments received in the first quarter of 2026.